UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT,
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report October 17, 2013

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 17, 2013, the Board of Directors ("Board") of Trinity Capital Corporation ("Trinity") appointed James E. Goodwin to the Board.  Prior to Mr. Goodwin's appointment, the Board increased its size from seven to eight members and appointed Mr. Goodwin to fill the subsequent vacancy.  Mr. Goodwin, age 65, is a retired partner at PricewaterhouseCoopers. He was a Certified Public Accountant in various states from 1973 until his retirement from PriceWaterhouseCoopers in 2009.
Mr. Goodwin will serve as a Class III director, which class will stand for re-election at Trinity's 2015 annual meeting of shareholders. Mr. Goodwin was also appointed to the Board's Audit Committee and will serve as Chair of the Audit Committee. In addition, Mr. Goodwin will serve on the Board's Asset/Liability Management, Compensation, Loan and Strategic Planning Committees. In connection with Mr. Goodwin's appointment as the Chair of Board's Audit Committee, Jeffrey Howell stepped down as Chair of the Board's Audit Committee but will remain a member. There were no material arrangements or understandings, or any material plan or contract, between the Mr. Goodwin and any other persons regarding his appointment.
Mr. Goodwin will participate in Trinity's standard outside director compensation program. Pursuant to this program, each member of the Board who is not an employee of Trinity receives a monthly retainer of $500, a monthly retainer of $1,500 for service on the Los Alamos National Bank ("LANB"), a subsidiary of Trinity, Board. As Chair of the Audit Committee, Mr. Goodwin will receive an additional monthly retainer of $500.
The Board has determined that Mr. Goodwin satisfies the definition of "independent director" and the requirements for service on the Board's Audit Committee under the Nasdaq listing standards. The Audit Committee consists solely of independent directors.
A copy of the press release dated October 18, 2013, announcing the appointment of Mr. Goodwin to the Board is filed with this Form 8-K as Exhibit 99.1.
Mr. Goodwin was also appointed as a director on the Board of Directors of LANB on July 18, 2013.

Item 9.01.	Financial Statements and Exhibits
	(d)	Exhibits
		99.1	Trinity Capital Corporation Press Release dated October 18, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION

Dated: October 18, 2013	By:	/s/ Steve W. Wells
Steve W. Wells